Exhibit 99.1

Papa John’s Promotes Steve Ritchie to CEO

Ritchie goes from hourly team member to franchisee to CEO in 21 years

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 21, 2017--Papa John's International, Inc. (NASDAQ: PZZA), the world's third-largest pizza delivery company, today announced the promotion of Steve Ritchie to Chief Executive Officer, effective January 1, 2018.

Mr. Ritchie, 43, started with Papa John's in 1996 as a customer service representative at $6 per hour. In 2006, he became a Papa John's franchise owner and operator, then in 2010 began serving in increasing capacities of leadership in operations until being promoted to Chief Operating Officer in 2014. Ritchie was added to the succession plan for the company's top job in 2015 when he was named President.

“I am so proud of Steve – he has excelled at every job he’s ever held at Papa John’s – from being an hourly customer service rep, to a delivery driver, store general manager, director of operations, franchisee and most recently President,” said Papa John’s founder, John Schnatter. “With 120,000 Papa John’s corporate and franchise employees, Steve will put the spotlight on our pizza and the most important ingredient – our team members. We couldn’t have a more proven leader to guide Papa John’s through its next stage of growth.”

As Chief Executive Officer, Mr. Ritchie will lead Papa John’s global development and facilitate the brand’s marketing, digital and customer experience evolution. Recent hires of Mike Nettles as Chief Information and Digital Officer, Brandon Rhoten as Chief Marketing Officer and the addition of a digital-first creative agency of record, Laundry Service, underpin the brand’s emphasis on digital marketing and technology. But the company’s primary focus will be on its team members.

"I am humbled to take on this role,” said Ritchie. "By focusing on our team members, we will deliver the world class experiences our customers deserve. At Papa John’s, any opportunity is achievable if you dedicate yourself to putting your best foot forward every day. I’m certain our future company leaders are delivering pizzas in one of our 5,000 stores around the world right now.”

At Papa John’s, 98% of restaurant managers are promoted from hourly positions – delivery drivers, customer service team members and shift managers – within the company.

In his duties as Chairman and founder, Schnatter will continue to champion the core principles that led to recognition as the industry leader in product quality and customer satisfaction. He will also pursue his personal passion for entrepreneurship, leadership development and education.

About Papa John’s

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third-largest pizza delivery company. For 16 of the past 18 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or predictions concerning business performance, future strategy and prospects, the performance of the Papa John’s brand, customer experience, as well as business and financial performance, including revenue, earnings, cash flow, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and our results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: the successful navigation of the brand’s marketing and digital evolution, the performance of our new senior leadership, aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors; changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending; changes in our liquidity or changes in the debt markets in general, including adverse changes in interest rates, and our ability to meet debt service requirements; the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry; failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites; increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs; increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property; disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control; increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth; the impact of current or future claims and litigation, including labor and employment-related claims; current, proposed or future legislation that could impact our business; failure to effectively execute succession planning; disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and changes in GAAP, including new standards for accounting for share-based compensation that may result in changes to our net income. These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

CONTACT:
Papa John’s International, Inc.
Peter Collins, 502-261-4233
Senior Director, Public Relations
peter_collins@papajohns.com